Exhibit (i)

Legal Opinion

Sit Mutual Funds II, Inc.

3300 IDS Center

80 South Eighth Street

Minneapolis, MN 55402

Ladies and Gentlemen:

Reference is made to Post-Effective Amendment No. 53 to the Registration Statement on Form N-1A (file No. 2-91312) which you will file with the Securities and Exchange Commission pursuant to the Securities Act of 1933 for the purpose of the registration for sale by a new Series E, Sit Quality Income Fund (the “Fund”), of Sit Mutual Funds II, Inc. (“Sit Mutual Funds”) of an indefinite number of shares of the Fund’s Common Stock, par value $.001 per share.

In rendering the opinions hereinafter expressed, we have reviewed such questions of law and examined certificates of public officials, and such other documents as we have deemed necessary as a basis for such opinions. As to the various matters of fact material to such opinions, we have, when such facts were not independently established, relied upon certificates of public officials. In connection with such review and examination, we have assumed that all copies of documents provided to us conform to the originals and that all signatures are genuine. We have assumed, with your concurrence, that the Fund has not and will not issue shares in excess of the number authorized in its Certificate of Designation.

We are of the opinion that:

(a)	Sit Mutual Funds is a legally organized corporation under the laws of the State of Minnesota; and

(b)	the shares of Common Stock to be sold by the Fund will be legally issued, fully paid and nonassessable when issued and sold upon the terms and in the matter set forth in said Registration Statement.

We consent to the reference to this firm under the caption “Custodian; Transfer Agent; Counsel; Accountants” in the Statement of Additional Information, and to the use of this opinion as an exhibit to the Registration Statement.

/s/ Dorsey & Whitney LLP

DORSEY & WHITNEY LLP

Dated: November 9, 2012